Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is hereby made and entered into as of this 1st day of August, 2012 (the "Effective Date"), by and between QC Holdings, Inc., a Kansas corporation (the “Company”), and Don Early, an individual residing in the state of Nevada (the “Executive”).

WHEREAS, the Executive is the founder of the Company’s predecessor and has been employed as the Chairman of the Board and Chief Executive Officer of the Company or its predecessor since 1984; and

WHEREAS, effective August 1, 2012, the Executive will cease to serve as the Chief Executive Officer of the Company, but will continue to serve as the Chairman of the Board of the Company; and

WHEREAS, in conjunction with the change in title of the Executive, the Company and the Executive desire to memorialize the employment arrangement for the Executive, which has largely been in effect since 2004 and to provide for the continued services of the Executive upon terms similar to those employment arrangements since 2004, and the Company and the Executive desire to embody the terms and conditions of their relationship in a written agreement, which will supersede all prior agreements of employment, whether written or oral.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Employment.  During the term of this Agreement (the “Term”), the Company hereby employs the Executive, and the Executive hereby accepts such employment, to serve in the capacity of Chairman of the Board with such powers and duties as are customarily associated with such position.  In performing his duties hereunder, the Executive shall devote his best efforts and abilities with a primary focus on guiding the overall strategy and general direction of the Company and maintaining industry relationships.

2.           Term.  The term of this Agreement shall begin on the date hereof and unless earlier terminated in accordance with the provisions of Section 6 below, shall continue until the five (5)-year anniversary of the Effective Date (the "Initial Term").  This Agreement shall automatically renew, on a rolling basis, for additional terms of five (5) years on each anniversary of the Effective Date beginning with the third anniversary thereof (each such 5-year term following the Initial Term, a "Renewal Term" and together with the Initial Term, the "Term").

3.           Compensation.  As compensation for services rendered to the Company pursuant to this Agreement, the Executive shall be entitled to receive the following:

(a)           An annualized base salary (the “Base Salary”) of not less than Five Hundred Thousand Dollars ($500,000.00), payable in equal installments during each month of the Term or such other pay periods established by the Company pursuant to its standard employment practices.   The Executive’s performance shall be reviewed each year, and his Base Salary may be increased, but not decreased, by the Compensation Committee of the Board (the “Compensation Committee”). Such review shall be completed and communicated to the Executive between the end of the Company’s fiscal year and the filing of the Company's proxy statement for its annual meeting.  Notwithstanding the foregoing provisions of this Section, Executive hereby acknowledges that nothing contained herein guarantees that Executive will receive a Base Salary increase during the Term of this Agreement.

Exhibit 10.1

(b)           In addition to the Base Salary, the Executive shall be entitled to receive such cash bonuses as shall be determined and payable in accordance with the discretionary bonuses approved by the Committee, but in no event shall the annual bonus to be paid to the Executive by the Company during the term hereof be less than Three Hundred Twenty Thousand Dollars ($320,000.00) (the "Guaranteed Minimum Bonus").  The Compensation Committee may, in its sole discretion, award additional cash bonuses or other compensation to the Executive, including stock options, restricted stock awards, or other equity-based or incentive compensation. Executive hereby acknowledges that nothing contained herein guarantees that Executive will receive any bonus or equity-based or other incentive compensation other than the Guaranteed Minimum Bonus.

4.           Other Benefits.  In addition to the amounts paid to the Executive as compensation pursuant to Section 3 of this Agreement, the Executive shall be entitled during the Term of this Agreement to the following:

(a)           The Company shall provide the Executive with the use of an automobile during the Term that is appropriate for Executive's position and consistent with the Company's past practices in providing an automobile for the Executive's use, and the Company will pay all operational expenses, including taxes, insurance, gasoline, oil, maintenance and other similar expenses in connection with such automobile.  The Company shall also provide a “tax gross-up” payment to Executive in an amount sufficient to cover income tax associated with any personal use of a Company-owned automobile, consistent with past practices.

(b)           To the extent authorized by the Board, to participate in any other executive benefit plan(s) established or maintained by the Company for which the Executive shall be eligible, including, without limitation, any qualified retirement plan, non-qualified supplemental retirement plan, excess benefit plan, cafeteria plan, group term life insurance plan or supplemental life insurance plan;

(c)           To have the right to participate in any accident and health plans (including dental and/or vision plans) which are maintained by the Company and are generally available to Executives of the Company upon the terms and conditions thereof;

(d)           To participate in such short term and/or long term disability programs, through insurance or otherwise, which the Company may from time to time provide for its executives and to receive payment of the then applicable Base Salary, in accordance with the provisions of Section 3(a) of this Agreement, during any applicable waiting periods prior to the receipt of benefits under any such short term disability program;

(e)           To participate in such other benefit programs that are made generally available to executives of the Company in accordance with the terms and provisions thereof.

5.           Expenses.  Executive agrees to undertake such reasonable travel as may be required in the performance of his duties under this Agreement, provided that any required travel will be consistent with past Company-related travel by Executive.  The Company shall pay or reimburse the Executive for all such reasonable travel or other business expenses incurred or paid by the Executive upon presentation of expense statements, vouchers and/or such other information as the Company may reasonably require.

Exhibit 10.1

6.           Early Termination of Term of Agreement; Effect of Termination.

(a)           The Initial Term and any Renewal Term of this Agreement and the employment of the Executive shall be terminated (a "Termination") prior to the expiration thereof as follows:

(i)            immediately upon the Executive’s death;

(ii)           at the option of the Company if, by reason of any medically determinable physical or mental impairment that is reasonably expected to result in death or that is reasonably expected to last for a continuous period of not less than 12 months, the Executive is unable to perform the essential functions of his position, with or without reasonable accommodation;

(iii)           upon the earlier to occur of (A) December 31 of the year in which a Change of Control (defined below) occurs, or (B) that date which is six (6) months following the occurrence of a Change of Control;

(iv)           at the option of the Company for “Cause” (as defined below) upon the Company providing written notice thereof to the Executive;

(v)            at the option of the Executive for "Good Reason"  (as defined below) upon the Executive providing written notice thereof to the Company;

(vi)            at the option of the Company, for any reason or for no reason, upon sixty (60) days prior written notice thereof to the Executive; or

(vii)           at the option of the Executive, for any reason or for no reason, upon sixty (60) days prior written notice thereof to the Company.

In the event of a Termination for any reason other than a Termination on account of death as described in Section 5(a)(i), the Executive will immediately resign from any and all positions as an officer, director or representative of the Company and any direct or indirect subsidiary of the Company, unless he is requested by the Company in writing to remain in any such positions.

(b)           Upon the occurrence of a Termination for any reason or for no reason, then, except as otherwise specified in this Agreement, the Company and the Executive shall be released from any further obligations hereunder, but the Company and the Executive shall retain and may exercise any and all remedies against the other. Notwithstanding the foregoing, the provisions of Sections 6 through 18 of this Agreement shall survive any Termination.

(c)           For purposes of this Agreement,

(i)           “Cause” means (A) any material breach by the Executive of any material term of this Agreement if the Executive does not cure such breach to the Board’s good faith satisfaction as soon as reasonably practicable after the Board gives the Executive written notice identifying with specificity such breach (and, in any event, within 30 calendar days after receipt of such written notice); (B) any willful act of misconduct by the Executive that materially and adversely impacts the goodwill or business of the Company.  No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interest of the Company;

Exhibit 10.1

(ii)           "Change of Control" means (A) the acquisition by any person, entity or "group" (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), other than Don Early, Mary Lou Early, Darrin Andersen, Gregory Smith or any affiliate of any of those persons ("Existing Stockholders"), of legal or beneficial ownership of 50% or more of the total fair market value or total voting power of the outstanding securities of the Company (on a fully diluted basis); (B) a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; (C) the sale or other disposition of all or substantially all of the assets of the Company, in one or a series of related transactions, to a person or group who are not Existing Stockholders; or (D) the merger or consolidation of the Company with or into another entity, or the merger of another entity with or into the Company, if, immediately after such transaction, the Existing Stockholders fail to own at least 50% of the total fair market value or fail to hold at least 50% of the voting power of the outstanding securities of the surviving entity; and

(iii)           "Good Reason" means the occurrence of any of the following, without the Executive’s prior written consent, within the 90 day period immediately preceding the Executive’s written notice to the Company of his intent to terminate his employment: (A) the assignment to the Executive of any duties materially inconsistent with Section 2 above, or any other action by the Board that results in a material diminution in the Executive’s position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Board within a reasonable time after receipt of notice thereof from the Executive; (B) any requirement by the Company that the Executive’s services be rendered primarily at a location or locations other than within the greater Kansas City metropolitan area and for other than a de minimis period of time; (C) a material diminution in the Executive's Base Salary or Guaranteed Minimum Bonus; or (D) any material breach of this Agreement by the Company; provided, however that notwithstanding the foregoing, the Executive may not terminate employment for Good Reason unless (y) the Executive provides the Company with at least 30, but no more than 60, days prior written notice of his intent to terminate for Good Reason (which notice is provided not later than the 30th day following the occurrence of the event constituting Good Reason); and (z) the Company does not remedy the alleged violation(s) within 30 days from the date such notice is given.

7.           Separation Pay.  If this Agreement is terminated by the Executive for Good Reason pursuant to Section 6(a)(v) hereof, by reason of Executive’s disability pursuant to Section 6(a)(ii) or by the Company for any reason or for no reason pursuant to Section 6(a)(vi) hereof, then the Executive shall be entitled to receive, and the Company shall be obligated to pay (a) any unpaid Base Salary and reimbursable business expenses through the effective date of the Termination; (b) any earned but unpaid cash bonuses; (c) a pro rata portion of any Guaranteed Minimum Bonus for the fiscal year in which such Termination occurs (determined by multiplying the amount of such Guaranteed Minimum Bonus by a fraction, the numerator of which shall be the number of days elapsed in the fiscal year in which the Termination occurs, and the denominator of which shall be 365); and (d) for the period beginning on the effective date of the Termination and ending on the later to occur of (i) the expiration of the Initial Term, or (ii) the third anniversary of the effective date of such Termination (the “Separation Pay Period”), the Executive's then current Base Salary and Guaranteed Minimum Bonus.  The amounts described in subsections (a), (b) and (c) above shall be paid in a lump sum as soon as reasonably practicable following the Executive's termination of employment (and, except as described in Section 20(b) hereof, in no event later than the fifteenth (15th) day of the third (3rd) month following the calendar year in which the termination occurred).  The amounts described in subsection (d) above shall be paid in approximately equal installments during each month (or other customary pay period established by the Company pursuant to its standard employment practices) during the Separation Pay Period.  All amounts payable hereunder shall be subject to withholding under applicable law.

Exhibit 10.1

8.           Continued Benefits.  If the Executive's employment is terminated for any reason other than for Cause or the Executive's death, then, during the Separation Pay Period, the Executive shall be entitled to continue to participate, at the Company's expense, in any accident and health plan, maintained by the Company, through insurance or otherwise, to the maximum extent allowed at such time under the law and the provisions of such health plan.  To the extent such participation is not allowed at such time, under the law or the terms of such plan, then the Executive shall be entitled to continue to participate in such health plans pursuant to COBRA, subject to the Executive's timely payment of the standard contribution that the Company's active employees are required to make toward the cost of such coverage and making a timely election of continuation coverage under COBRA.  The Company shall pay for that portion of the full actuarial cost of such coverage as exceeds the portion to be paid for by the Executive, and the Company, if necessary to prevent a violation of the non-discrimination requirements of Section 105(h) of the Code where applicable, shall impute as taxable income to the Executive an amount equal to the portion of the full actuarial cost of such coverage that is paid by the Company.  Notwithstanding the foregoing, if the Executive becomes eligible for health care insurance benefits under any other group health care insurance benefit plan before the expiration of the Separation Pay Period, the Executive shall promptly notify the Company of such eligibility and the Company's obligation pursuant to this Section 8 shall cease as of the first date on which the Executive is eligible for health care insurance benefits under such other group health care insurance benefit plan.

9.           Confidentiality.  The Executive shall not at any time during or after the Term (without regard to the circumstances under which this Agreement or the employment hereunder may have been terminated), directly or indirectly, disclose, use, or permit those under his control to disclose or use, except as shall be necessary in the performance of his duties hereunder, any trade secrets, supplier lists, customer lists, distribution methods, or other proprietary or confidential information of the Company or any of its subsidiaries without the prior written consent of the Company.  The obligation of the Executive pursuant to this Section shall be in effect during the Term of this Agreement and shall survive and continue after the end of the Term of this Agreement.

10.           Dispute Resolution.  If any dispute arises with regard to this Agreement or any obligations created herein, the parties shall make good faith efforts to resolve such dispute.  If, however, such dispute is not resolved through such good faith efforts, the dispute must first be submitted to non-binding mediation which shall be held in the Kansas City metropolitan area.   Costs associated with the mediation shall be borne equally by the parties unless otherwise agreed. If the dispute is not resolved through mediation within 30 days of the initial demand for mediation or within such other timeframe as is mutually agreed upon by the parties, the dispute must then be submitted for binding arbitration in accordance  with the rules for resolution of employment disputes promulgated by the American Arbitration Association (“AAA”).  The arbitration shall be held in the Kansas City metropolitan area before one arbitrator selected in accordance with the AAA rules.  The arbitrator’s award may grant such remedy as is deemed appropriate by the arbitrator (other than punitive damages) including, without limitation, the award of reasonable attorney’s fees.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.           Injunctive Relief.  In the event of a breach or threatened breach by the Executive of the provisions of Section 9 of this Agreement, the Executive acknowledges and agrees that such a breach or threatened breach will cause irreparable injury to the Company and agrees that, notwithstanding the arbitration provisions contained in this Agreement, the Company shall be entitled to a temporary restraining order, an injunction or other appropriate equitable remedy restraining Executive from such actual or threatened breach, without any bond or other security being required.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach at law or in equity, including the recovery of damages from the Executive.  The Executive acknowledges that the possible restrictions on his activities which may occur as a result of the performance of his obligations under Section 9 of this Agreement are reasonably required for the protection of the Company and its investments.

Exhibit 10.1

12.           Entire Agreement.  This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and shall not be amended, altered, or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.  This Agreement supersedes all prior agreements between the Company and the Executive with respect to the subject-matter hereof and all such prior agreements shall be void and of no further force or effect as of the date hereof.

13.           Waiver.  The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive.  The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

14.           Governing Law.  This Agreement shall be subject to, and be governed by, the laws of the State of Kansas.

15.           Assignability.  Neither party may, without the prior written consent of the other party, assign, transfer, or convey this Agreement or any interest herein.  This Agreement and all rights and obligations of the parties hereto shall be binding upon and inure to the benefit of their respective successors and assigns.

16.           Severability.  If any one or more of the provisions of this Agreement, as applied to any party or any circumstance, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited, shall remain in full force and effect.  In the event that such court shall determine any such provision, or portion thereof, wholly invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability, shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision shall have never been contained herein.

17.           Interpretation.  The parties hereto acknowledge and agree that (i) each party and its counsel has reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement.

18.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, two days after being sent by certified or registered mail, postage prepaid, return receipt requested, or one day after being sent by overnight or same day express delivery service, to the respective parties, as follows:

Exhibit 10.1

        (a)           If to the Company, to:

       QC Holdings, Inc.
       9401 Indian Creek Parkway, Suite 1500
       Overland Park, Kansas  66210
       Attn: Darrin J. Andersen, Chief Executive Officer

       with copies to:
       QC Holdings, Inc.
       9401 Indian Creek Parkway, Suite 1500
       Overland Park, Kansas  66210
       Attn:           Matthew J. Wiltanger, General Counsel

        (b)           If to the Executive, to:

       Don Early
       32 Via Siena Place
       Henderson, Nevada  89011

       with copies to:

       Lathrop & Gage LLP
       2345 Grand Avenue, Suite 2200
       Kansas City, Missouri  64108
       Attn:  Robert Grossman

or to such other address or number as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

19.           Section 409A.

(a)           General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by Section 409A of the Internal Revenue Code  of 1986, as amended ("IRC" or the "Code").  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Executive under IRC Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from IRC Section 409A or to comply with the requirements of IRC Section 409A and thereby avoid the application of penalty taxes thereunder.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of IRC Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

Exhibit 10.1

(b)           Section 409A Compliance Matters.  Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 7 hereof unless the termination of the Executive's employment constitutes a "separation from service" within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of IRC Section 409A, the Executive's right to receive installment payments pursuant to Section 7 shall be treated as a right to receive a series of separate and distinct payments; (iii) amounts payable to the Executive pursuant to Section 7 and benefits provided to Executive pursuant to Section 8 shall, to the maximum extent permitted by IRC Section 409A, be made in reliance on Section 1.409A-1(b)(9) (Separation Pay Plans) or Section 1.409A-1(b)(4) (Short-Term Deferrals) of the Department of Treasury Regulations; and (iv) to the extent that any reimbursement of expenses or in-kind benefits constitute "deferred compensation" under IRC Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred, the amount of any expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits provided in any subsequent year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code), and the Executive's right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.  Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a "specified employee" for purposes of IRC Section 409A, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive's termination benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive's "separation from service" with the Company (within the meaning of IRC Section 409A) or (y) the date of the Executive's death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether the Executive is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive's separation from service shall be made by the Company in accordance with the terms of IRC Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).

[SIGNATURE PAGE FOLLOWING]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the day and year first above written.

QC HOLDINGS, INC.

Date	By:	/s/ Darrin J. Andersen
Darrin J. Andersen, Chief Executive Officer

EXECUTIVE

/s/ Don Early

Exhibit 10.1